Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

THIRD QUARTER 2018 RESULTS

LINCOLN, Nebraska (November 6, 2018) — National Research Corporation (NASDAQ:NRC) today announced results for the third quarter of 2018.

●	Net New Sales of $6.2 million
●	Revenue up 4% to $30 million
●	Operating Income up 29% to $9.2 million
●	Voice of Customer platform contract value increased to $37 million
●	Third quarter platform revenue increased to 27% of total revenue, up from 15% in the same period 2017

Remarking on Company performance, Michael D. Hays, chief executive officer of National Research Corporation said, “We welcome MD Anderson, Johns Hopkins and Cedars-Sinai to our growing list of new and expanded NRC Health partners. In the third quarter alone, we exceeded the total dollar value of new client wins in all of 2017 and year-to-date, have more than doubled last year.”

Kevin Karas, chief financial officer commented, “Third quarter net new sales were 15% higher than the same period last year. We also realized much better customer retention which drove significant improvement in our revenue growth rate compared to the first half of 2018. Operating income increased by over $2.0 million compared to the prior year as a result of revenue growth leverage, operating efficiencies and the impact of $958,000 of recapitalization costs incurred in the third quarter of 2017.”

Revenue for the quarter ended September 30, 2018, was $30.0 million, compared to $29.0 million for the same quarter in 2017. Net income for the quarter ended September 30, 2018, was $7.0 million, compared to $4.2 million for the quarter ended September 30, 2017. Diluted earnings per share increased to $0.27 for the common shares (formerly Class A) for the quarter ended September 30, 2018, from diluted earnings per share of $0.09 for Class A shares and $0.57 for Class B shares for the quarter ended September 30, 2017. Due to the recapitalization transaction on April 17, 2018, income has been allocated to both classes of shares through April 16, and allocated only to common stock (formerly Class A) after April 16.

NRC Announces Third Quarter 2018 Results

November 6, 2018

A listen-only simulcast of National Research Corporation’s 2018 third quarter conference call will be available online at http://edge.media-server.com/m6/p/v4h88sbd on November 7, 2018, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 37 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRC Announces Third Quarter 2018 Results

November 6, 2018

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenue	$30,013	$28,951	$89,047	$87,661

Operating expenses:
Direct expenses	11,780	12,267	35,685	36,706
Selling, general and administrative	7,679	8,430	23,486	22,021
Depreciation and amortization	1,388	1,132	3,996	3,376
Total operating expenses	20,847	21,829	63,167	62,103

Operating income	9,166	7,122	25,880	25,558

Other income (expense):
Interest income	3	29	57	58
Interest expense	(544)	(18)	(990)	(68)
Other, net	(242)	40	222	76

Total other (expense) income	(783)	51	(711)	66

Income before income taxes	8,383	7,173	25,169	25,624

Provision for income taxes	1,391	3,020	2,923	9,198

Net income	$6,992	$4,153	$22,246	$16,426

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Common (formerly Class A)	$0.28	$0.10	$0.76	$0.39
Class B	$--	$0.59	$1.31	$2.34
Diluted Earnings Per Share:
Common (formerly Class A)	$0.27	$0.09	$0.73	$0.38
Class B	$--	$0.57	$1.27	$2.28

Weighted average shares and share equivalents outstanding
Common (formerly Class A) - basic	24,671	20,788	23,184	20,759
Class B - basic	--	3,514	3,527	3,514
Common (formerly Class A) - diluted	25,526	21,740	24,083	21,537
Class B - diluted	--	3,620	3,628	3,595

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NRC Announces Third Quarter 2018 Results

November 6, 2018

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Sep. 30,	Dec. 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$7,273	$34,733
Accounts receivable, net	16,544	14,806
Income taxes receivable	1,001	375
Other current assets	3,952	2,345
Total Current Assets	28,770	52,259

Property and equipment, net	14,269	12,359
Goodwill	57,955	58,021
Deferred contract costs	3,371	--
Other, net	4,352	4,677
Total Assets	$108,717	$127,316

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$4,307	$3,546
Deferred revenue	18,642	16,878
Accrued compensation	4,586	6,597
Dividends payable	4,209	4,222
Income taxes payable	70	--
Notes payable	3,623	1,067
Total Current Liabilities	35,437	32,310

Non-Current Liabilities	43,141	4,965

Total Liabilities	78,578	37,275

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock (formerly Class A Common stock) $0.001 par value; authorized 60,000,000 shares, issued 29,830,307 in 2018 and 25,835,230 in 2017, outstanding 24,762,212 in 2018 and 20,936,703 in 2017	30	26
Class B Common stock, $0.001 par value; 4,319,256 issued and 3,535,238 outstanding in 2017	--	4
Additional paid-in capital	156,384	51,025
Retained earnings	(97,027)	77,574
Accumulated other comprehensive loss	(2,053)	(1,635)
Treasury stock	(27,195)	(36,953)
Total Shareholders’ Equity	30,139	90,041
Total Liabilities and Shareholders’ Equity	$108,717	$127,316

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